Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION
OF
FIRST AMERICAN FINANCIAL CORPORATION

Pursuant to Section 242

of the General Corporation Law of the State of Delaware

First American Financial Corporation, a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

1.
That Article V, Section 5.2 of the Restated Certificate of Incorporation of the Corporation, filed with the Secretary of State of the State of Delaware on May 14, 2025 (the “Certificate”), is hereby amended to read in its entirety as follows:

Section 5.2 Classification.

(a) Other than those directors elected by the holders of any series of Preferred Stock provided for or fixed pursuant to the provisions of Article IV hereof:

(1) From the effectiveness of the certificate of amendment first inserting this sentence until the election of directors at the 2027 annual meeting of stockholders, pursuant to Section 141(d) of the DGCL, the Board of Directors shall be divided into three classes of directors, Class I, Class II and Class III, with the directors in Class I having a term expiring at the 2029 annual meeting of stockholders, the directors in Class II having a term expiring at the 2027 annual meeting of stockholders and the directors in Class III having a term expiring at the 2028 annual meeting of stockholders.

(2) Commencing with the election of directors at the 2027 annual meeting of stockholders, pursuant to Section 141(d) of the DGCL, the Board of Directors shall be divided into two classes of directors, Class I and Class III, with the directors in Class III having a term that expires at the 2028 annual meeting of stockholders and the directors in Class I having a term that expires at the 2029 annual meeting of stockholders. The successors of the directors who, immediately prior to the 2027 annual meeting of stockholders, were members of Class II (and whose terms expire at the 2027 annual meeting of stockholders) shall be elected to Class III; the Class III directors who, immediately prior to the 2027 annual meeting of stockholders, were members of Class III and whose terms were scheduled to expire at the 2028 annual meeting of stockholders shall be assigned by the Board of Directors to Class III for a term expiring at the 2028 annual meeting of stockholders; and the directors who, immediately prior to the 2027 annual meeting of stockholders, were members of Class I and whose terms were scheduled to expire at the 2029 annual meeting of stockholders shall be assigned by the

Board of Directors to Class I for a term expiring at the 2029 annual meeting of stockholders.

(3) Commencing with the election of directors at the 2028 annual meeting of stockholders, pursuant to Section 141(d) of the DGCL, the Board of Directors shall be divided into one class of directors, Class I, with the directors in Class I having a term that expires at the 2029 annual meeting of stockholders. The successors of the directors who, immediately prior to the 2028 annual meeting of stockholders, were members of Class III (and whose terms expire at the 2028 annual meeting of stockholders) shall be elected to Class I for a term that expires at the 2029 annual meeting of stockholders, and the directors who, immediately prior to the 2028 annual meeting of stockholders, were members of Class I and whose terms were scheduled to expire at the 2029 annual meeting of stockholders shall be assigned by the Board of Directors to Class I for a term expiring at the 2029 annual meeting of stockholders.

(4) From and after the election of directors at the 2029 annual meeting of stockholders, the Board of Directors shall cease to be classified as provided in Section 141(d) of the DGCL, and the directors elected at the 2029 annual meeting of stockholders (and each annual meeting of stockholders thereafter) shall be elected for a term expiring at the following annual meeting of stockholders.

Each director elected at any annual meeting of stockholders shall hold office until such director’s successor shall have been elected and qualified.

(b) Unless otherwise required by law, in the event of any increase or decrease in the authorized number of directors at any time when the Board of Directors is divided into a class or classes, each director then serving as a member of a class of directors shall continue as a director of the class of which he or she is a member until the expiration of the director’s term or the director’s earlier death, disqualification, resignation or removal. Subject to the rights of the holders of any one or more series of Preferred Stock then outstanding, each newly created directorship on the Board of Directors that results from an increase in the number of directors and any vacancy occurring in the Board of Directors shall be filled only by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, pursuant to Section 223 of the DGCL. Any director elected to fill a newly created directorship that results from an increase in the number of directors or a vacancy shall hold office: (1) if, at the time of such director’s election, the Board of Directors is classified pursuant to Section 1(a) of this Article V, for the remainder of the full term of the class of directors in which the new directorship or vacancy was created or (2) if, at the time of such director’s election, the Board of Directors has ceased to be classified pursuant to Section 1(a) of this Article V, for a term expiring at the next annual meeting of stockholders, and, in each case, until the director’s successor is duly elected and qualified, or until the director’s earlier death, disqualification, resignation or removal.

(c) Subject to the rights of the holders of any one or more series of Preferred Stock then outstanding, (1) prior to the time at which the Board of Directors ceases to be classified pursuant to Section 1(a) of this Article V, directors may be removed only for cause and (2)

from and after the time at which the Board of Directors ceases to be classified pursuant to Section 1(a) of this Article V, any director may be removed with or without cause.

(d) During any period when the holders of any series of Preferred Stock have the right to elect additional directors as provided for or fixed pursuant to the provisions of Article IV hereof, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his earlier death, disqualification, resignation or removal. Except as otherwise provided by the Board of Directors in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate and the total authorized number of directors of the Corporation shall be reduced accordingly.

2.
That Article IX of the Certificate is hereby amended to read in its entirety as follows:

ARTICLE IX
AMENDMENT

Section 9.1 Amendment of Certificate of Incorporation. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred herein are granted subject to this reservation.

Section 9.2 Amendment of Bylaws. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation. In addition to any requirements of law and any other provision of this Certificate of Incorporation or the Bylaws of the Corporation, and notwithstanding any other provision of this Certificate of Incorporation, the Bylaws of the Corporation or any provision of law which might otherwise permit a lesser vote or no vote, the affirmative vote of the holders of at least a majority in voting power of the issued and outstanding stock entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to amend or repeal, or adopt any provision inconsistent with, any Bylaw of the Corporation.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to the Restated Certificate of Incorporation on this 14th day of May, 2026.

FIRST AMERICAN FINANCIAL CORPORATION

By: /s/ Lisa W. Cornehl

Name: Lisa W. Cornehl

Title: Senior Vice President, Chief Legal Officer